Exhibit 4.10
ADDENDUM TO FINANCIAL LEASING CONTRACT NO. 235195
By and between the undersigned, BANCOLOMBIA S.A., a commercial corporation domiciled in the city of Medellín, legally constituted and duly represented by the signatory below, on the one hand; and on the other hand, LATAM LOGISTIC COL PROPCO COTA 1 S.A.S., identified as stated below, hereinafter referred to as "THE LESSEE," we have agreed to modify Financial Leasing Contract No. 235195 (hereinafter referred to as "THE CONTRACT") in accordance with the following:
BACKGROUND:
1.THE PARTIES acknowledge and declare that this Agreement may modify the initial conditions under which the Leasing Contract was agreed upon, and therefore, this Agreement forms an integral part of the Leasing Contract.
CLAUSES
FIRST. THE PARTIES agree to add to Clause 13 of "Lessee's Obligations," under the subsection "Y. Covenants", which shall be amended as follows:
"Y. Covenants …
•Prior authorization from Bancolombia is required for the sale of any real estate property. Bancolombia may establish a prepayment requirement to prevent the deterioration of its credit risk position.
In the case of a property that is outside the Payment Source, THE LESSEE may proceed with the sale without Bancolombia's prior authorization, provided that the ratio (Free Cash Flow + Reserve Fund) / Debt Service is equal to or greater than 1.2x, and that there is 120% coverage over the debt service in the Payment Source.
•The ratio (Free Cash Flow + Reserve Fund) / Debt Service must be equal to or greater than 1.2x. In the event that THE LESSEE does not meet this ratio, it must allocate the necessary funds to the Reserve Fund to comply with the indicator within a maximum period of 30 calendar days following the measurement of the indicator.
For the calculation of this ratio, the cash flows generated by the assets identified with real estate registration numbers 50N-20864684, 50N-20871371, 50N-20871373, and 50N-20908822, corresponding to Warehouses 300, 400, 600, and 700 of the Calle 80 Logistics Park, shall be considered jointly.
This indicator will be measured every 6 months, based on the December and June financial statements. For this purpose, the Lessee must provide both Audited Financial Statements and Unaudited Financial Statements.
•The Reserve Fund may be used in either of the following events:
a.     If the Free Cash Flow / Debt Service ratio is not equal to or greater than 1.2x as of June 30, 2025 (measurement from January to June 2025), Bancolombia may instruct Fiduciaria Bancolombia to use the resources from the Reserve Fund to prepay the obligations under the Financial Leasing agreement with Bancolombia.
b.    In the event of insufficient resources to cover the leasing installment, the client commits to providing additional funds to restore the Free Cash Flow / Debt Service ratio to at least 1.2 times.
•An irrevocable instruction must be issued to Fiduciaria Bancolombia, administrator of the P.A. FTP LATAM LOGISTIC, stating that the Reserve Fund resources cannot be disbursed to the trustor or any third party unless there is an explicit instruction from Bancolombia. These funds will remain available to Bancolombia upon the simple issuance of an instruction by the Bank.
If, as a result of the indicator measurement, maintaining the Reserve Fund is no longer required according to the terms stipulated in this document, the Lessee may request Bancolombia to instruct the Trustee to return the funds, and Bancolombia may not oppose such a request. In any case, the Reserve Fund may be reconstituted by the Lessee if necessary to maintain the indicator at 1.2 times or higher.
•The Lessee may not, directly or indirectly, make any Restricted Payment or incur any obligation or commitment (whether contingent or not) to make such payments unless the Free Cash Flow / Debt Service ratio is equal to or greater than 1.2 times.
•The Lessee must submit to the Bank, no later than April 30 of each year, based on Audited Financial Statements, and no later than July 30 of each year, based on Unaudited Financial Statements as of June 30, a certification from the statutory auditor. If the Lessee is not required to have a statutory auditor, the certification must be issued by the accountant and the legal representative, confirming the measurement of the Selected Commitments, without prejudice to the Bank conducting its own measurements.
Definitions The Covenants shall be measured and interpreted in accordance with the following definitions:
•Audited Financial Statements: Refers to the balance sheet, income statement, statement of changes in equity, statement of changes in financial position, and cash flow statement, along with their notes, consolidated, certified, and audited financial statements of the Lessee for the end of the fiscal year.
•Unaudited Financial Statements: Refers to the balance sheet, income statement, statement of changes in equity, statement of changes in financial position, and cash flow statement, along with their notes, consolidated, and duly certified financial statements of the Lessee.
•Payment Source: Refers to the Trust Agreement for Administration and Payment Source (P.A. FTP LATAM LOGISTIC), executed between Fiduciaria Bancolombia S.A. as the trustor and LATAM LOGISTIC COL PROPCO COTA 1 S.A.S. as the trustee, under which Bancolombia is the beneficiary of the financial resources derived from the leasing of certain properties.
•Free Cash Flow: Means, for any measurement period, the EBITDA, minus the Change in Working Capital, minus the CAPEX, plus the disinvestment in gross fixed assets,

minus the income taxes paid during the relevant measurement period. The Initial Cash Balance is not included.
•Reserve Fund: Refers to the funds deposited in the P.A. FTP LATAM LOGISTIC, which will be available to Bancolombia in accordance with the instructions and obligations of the Leasing Contract.
•Restricted Payments: Refers, with respect to the Lessee and in relation to any of its partners or shareholders, to any of the following actions:
(a) Payments, whether in cash or in kind, of dividends or amounts derived from the repurchase of shares or equity interests in its Share Capital;
(b) Any reduction of Share Capital that results in the return of any portion of its assets;
(c) Advance distribution of profits or loans of any kind;
(d) Discounting of securities or other obligations (with or without recourse) or granting guarantees to secure the fulfillment of any obligation;
(e) Any other mechanism that results in the outflow of resources, whether in cash or in kind, from the Lessee to any of its partners or shareholders.
•Financial Liability: Means, on any given date and with respect to any Person, without duplication: (a) Payment obligations (including principal, interest, fees, and other charges) of such Person, arising from loans or any other type of financial instruments;
(b) All obligations of such Person related to the purchase price of assets, goods, or services, with a payment term exceeding three hundred sixty (360) days;
(c) All obligations of such Person represented by bonds, commercial paper, promissory notes, unsecured obligations, or similar instruments;
(d) Any obligation secured or guaranteed by any Lien over any property of such Person, regardless of whether such obligations were directly assumed by the Person; (e) Any obligation arising from financial leasing agreements or any other agreement that involves retention of ownership of an asset, entered into by such Person as a financing mechanism for acquiring the leased asset;
(f) All obligations, whether current, contingent, or otherwise, related to bank acceptances, including letters of credit, bank guarantees, standby letters of credit, or similar contingencies or instruments issued on behalf of the Lessee;
(g) Obligations arising from derivative contracts; (h) Payment obligations arising from factoring operations (for factoring transactions with Bancolombia, only the Triangular Line will be included); off-balance sheet financing operations; (i) Obligations of such Person to acquire, redeem, or otherwise make payments related to any interest in the share capital of a Person or any other Person; (j) All types of deposits received from clients, reflected as liabilities in the respective financial statements; and (k) All types of endorsements or guarantees granted in relation to debts or obligations of third parties (excluding endorsements or guarantees granted in relation to debts or obligations of its Affiliates, unless such endorsements or guarantees are executed or enforced).
•Debt Service: Means, for any measurement period, the sum of payments that the Lessee must make in relation to principal, interest, fees, or any other amount arising from any Financial Liability.

SECOND. RATIFICATION OF DOCUMENTS THE LESSEE hereby ratifies and confirms the terms and conditions agreed upon in the documents that form an integral part of THE

CONTRACT, and further acknowledges and accepts that, except as expressly modified or specified in this Addendum, all terms and conditions of such instruments shall remain in effect under the originally agreed terms.
THIRD. NON-NOVATION OF OBLIGATIONS This modification shall not constitute a novation of obligations.

As evidence of their agreement, the parties sign this Addendum on December 16, 2024.

BANCOLOMBIA S.A.
NIT: 890.903.938-8
MARTIN ORLANDO PRIETO RODRIGUEZ
ID No. XXXXXXXX
Special Attorney-in-Fact

THE LESSEE
LATAM LOGISTIC COL PROPCO COTA 1 S.A.S.
NIT: 900.986.856-3
ANNETTE FERNANDEZ PAGAN
U.S. Passport No. XXXXXXXX
First Alternate Legal Representative